Exhibit 21.1

The names and location of incorporation of the WorldHeart entities are as follows:

•                  World Heart Inc. (Delaware subsidiary)

•                  World Heart B.V. (Netherlands subsidiary)

•                  2007262 Ontario Inc. (Ontario subsidiary)